EXHIBIT 99.1

TO BUSINESS AND ENERGY EDITORS:

Gulfport Energy Corporation Provides Updates on 2005 Drilling Program and Effects of Hurricane Rita

OKLAHOMA CITY, Jan. 16 /PRNewswire-FirstCall/ — Gulfport Energy Corporation (OTC Bulletin Board: GPOR), reports updates on 2005 Drilling Program and Effects of Hurricane Rita.

West Cote Blanche Bay Field Drilling Program

Gulfport commenced its West Cote Blanche Bay (“WCBB”) drilling program in March 2005 and to date has finished drilling 18 wells and recompleting nine wells with another 21 wells scheduled to be drilled along with 18 recompletions over the next 12 months. The new wells primarily target proved undeveloped reserve locations for conversion into proved developed reserves. In addition, as we drill those proved undeveloped locations, we encounter multiple other objectives which we expect will also result in the addition of other proved developed reserves. Of the 18 wells drilled, nine were completed as producing wells, seven are waiting on completion, one is waiting on side-tracking and one was unsuccessful. The one unsuccessful well was a shallow exploratory well that allowed the Company to satisfy requirements to maintain undeveloped acreage within State Lease 340 WCBB.

Facilities Update

The Company has previously reported that it sustained damage to both its Hackberry fields located in Cameron Parish, Louisiana and its WCBB field located in St. Mary Parish, Louisiana as a result of Hurricane Rita. While repair and restoration operations have been underway to return both fields to production, these efforts have taken longer than anticipated. We intend to begin placing producing wells back on line following completion of repairs to a gas sales line and Tank Battery 1A and Tank Battery 1B. It is currently expected that these repairs will be completed by the end of February 2006. Prior to Hurricane Rita, Tank Battery 1A and Tank Battery 1B together handled approximately 70% of total WCBB field production. Tank Battery 3, which handled approximately 24% of WCBB production prior to the hurricane, is currently expected to be repaired by mid-April 2006. Tank Battery 2, which handled approximately 6% of WCBB production prior to the hurricane, is currently expected to be repaired by the end of June 2006.

Subsequent to Hurricane Rita, the Company has drilled and set production casing on six new wells. These wells, together with one additional well that had been drilled but not completed prior to the storm and the additional wells to be drilled under the Company’s ongoing drilling program, will be completed once the Company’s facilities have been repaired and its existing producing wells have been put back on line.

The Company is currently producing approximately 260 net barrel of oil equivalents per day from its Hackberry fields, none from its WCBB field and approximately 1,000 net Mcf of gas per day from its non-Louisiana production. The Company has an insurance program in place which it believes will adequately cover damage to its platform and facilities and some of the effect of the interruption to its business operations.

2006 Guidance

The full impact of Hurricane Rita on our previously announced 2006 guidance will not be known until production has been restored. Accordingly, the Company will provide updated guidance for 2006 if needed after production has been restored from the WCBB field.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. The Company seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

SOURCE Gulfport Energy Corporation

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/CONTACT: Jim Palm of Gulfport Energy Corporation, +1-405-848-8807, Ext. 179/

/FCMN Contact: mmoore@gulfportenergy.com /

/Web site: http://www.gulfportenergy.com /

(GPOR)